                                                                      Exhibit 11
                       ALLIED Group, Inc. and Subsidiaries
                        Computation of Per Share Earnings
            For the Three and Six Months Ended June 30, 1997 and 1996


                                                     Three Months Ended              Six Months Ended
                                                          June 30,                       June 30,
                                                 --------------------------     --------------------------
                                                    1997            1996           1997           1996
                                                 -----------    -----------     ----------     -----------
                                                           (in thousands, except per share data)
Primary

   Net income                                    $    15,656    $     7,548     $   31,597     $    21,496

   Preferred stock dividends                            (879)          (879)        (1,757)         (2,353)
                                                 -----------    -----------     ----------     -----------


   Adjusted net income                           $    14,777    $     6,669     $   29,840     $    19,143
                                                 ===========    ===========     ==========     ===========

   Earnings per share                            $       .73    $      0.32     $     1.47     $      1.04
                                                 ===========    ===========     ==========     ===========

   Weighted average shares outstanding                20,275         20,866         20,317          18,425
                                                 ===========    ===========     ==========     ===========


Fully Diluted

   Net income                                    $    15,656    $     7,548     $   31,597     $    21,496

   Preferred stock dividends                            (879)          (879)        (1,757)         (1,758)
                                                 -----------    -----------     ----------     -----------


   Adjusted net income                           $    14,777    $     6,669     $   29,840     $    19,738
                                                 ===========    ===========     ==========     ===========

   Earnings per share                            $       .73    $      0.32     $     1.47     $      0.94
                                                 ===========    ===========     ==========     ===========

   Weighted average shares outstanding                20,275         20,866         20,317          20,888
                                                 ===========    ===========     ==========     ===========




The dilutive effect of ALLIED Group, Inc.'s common stock equivalents is less than 3% and have not entered into the earnings per share computations.